Exhibit (a)(1)(A)

AIRXPANDERS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

November 7, 2018

AIRXPANDERS, INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on December 6, 2018, unless we extend them.

By this offer (the “Offer”), AirXpanders, Inc. (“AirXpanders,” “we,” “our” or “us”) is giving eligible employees of AirXpanders the opportunity to exchange some or all of their stock options granted under our 2015 Equity Incentive Plan, as amended (the “2015 Plan”), whether vested or unvested, that are outstanding and have exercise prices below the fair market value of our Class A common stock ("common stock") at the start of this Offer and remain outstanding and unexercised through the expiration of this Offer (“eligible options”), for new options to purchase shares of our common stock (“new options”). New options will be granted under, and subject to, the terms and conditions of our 2015 Equity Incentive Plan and an option agreement thereunder. All employees of AirXpanders (including our executive officers other than our Chief Executive Officer) who hold eligible options and remain employed through the date of grant for new options may participate in this Offer (“eligible employees”). Members of our board of directors and consultants will not be eligible to participate. The Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange.

The Offer will expire at 9:00 p.m., Pacific Time, on December 6, 2018, unless we extend the date (such date of expiration, the “expiration date”). Eligible employees may tender eligible options on or before the expiration date in order to receive an equal number of new options.

All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the first business day following the expiration date (the “new option grant date”) on the Australian Securities Exchange, or ASX, (based on the closing price of a CHESS Depository Interest ("CDI") and adjusted to account for the conversion of CDIs into shares of common stock and converted into U.S. dollars based on the prevailing exchange rate on that date) and will be subject to a new vesting schedule and term. We expect the new option grant date to be December 7, 2018. If the expiration date of the Offer is extended, then the new option grant date will be extended to the first business day following the same date. The maximum term for the new options will be 10 years from the new option grant date.

The new options will be unvested as of the new option grant date, regardless of the extent to which the exchanged eligible options were vested, and will be scheduled to vest based on continued service with us through each applicable vesting date in accordance with the new vesting schedule. The new vesting schedule provides that (i) 25% of the new option will vest on the one year anniversary of the new option grant date and (ii) 1/48th of the new option shall vest monthly over the remaining thirty-six months. Vesting is subject to your continued service with us through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us.

Our common stock is traded on the Australian Securities Exchange (the "ASX") in the form of CDIs under the symbol “AXP.” Three CDIs is equivalent to one share of common stock. On November 5, 2018, the closing sales price of our CDIs on the ASX was A$0.064 per CDI, equivalent to A$0.192 per share. You should evaluate current market quotes for our CDIs, among other factors, before deciding to participate in this Offer.

See “Risks of participating in the Offer” beginning on page 21 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to participate in the Offer, we encourage you to submit your election electronically directly to AirXpanders at optionexchange@airxpanders.com. Your election must be received on or before the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018.

Your delivery of all documents regarding the Offer, including elections, is at your own risk. Only elections that are properly completed and actually received by us by the deadline directly to AirXpanders at optionexchange@airxpanders.com will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the referenced electronic email address, a confirmation will be generated by AirXpanders. You should print and keep a copy of the confirmation for your records. The confirmation will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officers office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange (as defined below) and the other Offer documents to the Chief Financial Officer, at:

AirXpanders, Inc.

3047 Orchard Parkway

San Jose, California 95134

+1 650 282 8106 (Direct)

+ 1 650 390 9000 (Main)

Email: smurcray@airxpanders.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisers.

We have not authorized anyone to provide you with information regarding the Offer other than what is contained in this Offer to Exchange or documents to which we have referred you. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information concerning the executive officers and directors of AirXpanders, Inc.	A-1
SCHEDULE B	Summary Financial Statements of AirXpanders, Inc.	B-1

-i-

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, the accompanying launch email from Frank Grillo, President and Chief Executive Officer, and the election form, together with the associated instructions and agreement to the terms of the election. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the Offer?	3
Q2.	Why are we making this Offer?	3
Q3.	Who may participate in this Offer?	3
Q4.	Which options are eligible for exchange?	3
Q6.	Are there circumstances under which I would not be granted new options?	4
Q7.	How do I participate in this Offer?	4
Q8.	Am I required to participate in this option exchange?	5
Q9.	How many shares will the new options I receive be exercisable for?	5
Q11.	Do I have to pay for my new options?	6
Q12.	What will be the exercise price of my new options?	6
Q13.	When will my new options vest and be exercisable?	6
Q14.	If I participate in this Offer, do I have to exchange all of my eligible options?	6
Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	7
Q16.	When will my exchanged options be cancelled?	7
Q17.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?	7
Q18.	When will I receive the new options?	7
Q19.	Can I exchange shares of AirXpanders common stock that I acquired upon a previous exercise of AirXpanders options?	8
Q20.	Will I be required to give up all of my rights under the cancelled options?	8
Q21.	Will the terms and conditions of my new options be the same as my exchanged options?	8
Q22.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?	8
Q23.	How will we determine whether an eligible option has been properly tendered?	8
Q24.	Will I have to pay taxes if I participate in the Offer?	9
Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	9
Q26.	Will I receive a new option agreement if I choose to participate in the Offer?	9
Q27.	Are there any conditions to this Offer?	9
Q28.	If you extend or change the Offer, how will you notify me?	9
Q29.	Can I change my mind and withdraw from this Offer?	9
Q30.	How do I change or withdraw my election?	10
Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?	11
Q32.	Are you making any recommendation as to whether I should exchange my eligible options?	11
Q33.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?	11
Q34.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?	11

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms used in this Offer

“2015 Plan” refers to our 2015 Equity Incentive Plan, as amended, and includes the Australian sub-plan.

“AirXpanders” refers to AirXpanders, Inc.

"ASIC" refers to the the Australian Securities and Investment Commission.

"ASX" refers to the Australian Securities Exchange.

"ASX Listing Rules" refers to the Listing Rules of ASX and any other rules of ASX which are applicable while AirXpanders is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

“cancellation date” refers to the calendar date when exchanged options will be cancelled. Exchanged options will be cancelled on the same calendar day as the expiration date. This cancellation of exchanged options will occur after the expiration of the Offer and before the granting of new options. We expect that the cancellation date will be December 7, 2018. If the expiration date is extended, then the cancellation date will be extended to the same date.

"CDI" refers to a CHESS Depository Interest if AirXpanders representing an interest in one-third of a share of our common stock.

"Class Order" refers to ASIC Class Order [CO 14/1000].

"common stock" refers to our Class A common stock.

“eligible employee” refers to an employee of AirXpanders as of the date the Offer commences who remains an employee through the new option grant date. Members of our board of directors, including our Chief Executive Officer, will not be eligible employees. Eligible employees must be located in the United States.

“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted eligible options to purchase a total of 1,000 shares of our common stock under the 2015 Plan subject to an option agreement under the 2015 Plan, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.

“eligible options” refers to stock options to purchase shares of our common stock held by eligible employees that (i) were granted under the 2015 Plan (ii) have an exercise price below the fair market value of our common stock at the start of this Offer and (iii) are outstanding and unexercised as of the expiration date.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchange ratio” refers to the number by which eligible options are divided in order to calculate the number of new options. The exchange ratio is 1.00 for all eligible options.

“exchanged options” refers to the options exchanged pursuant to this Offer.

“expiration date” refers to the time and date that this Offer expires. We expect that the expiration date will be December 6, 2018, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“new option grant” refers collectively to all new options that are part of the same grant and subject to the same option agreement.

“new option grant date” refers to the date when new options will be granted. The new option grant date will be the first business day following the expiration date. We expect that the new option grant date will be December 7, 2018. If the expiration date is extended, then the new option grant date will be extended to the same date.

“new options” refers to the options to purchase shares of our common stock granted pursuant to this Offer that replace the exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2015 Plan and a new option agreement between the new option recipient and AirXpanders.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

“offering period” refers to the period from the commencement of this Offer to the expiration date. This period commenced on November 7, 2018, and will end at 9:00 p.m., Pacific Time, on December 6, 2018, unless extended.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

Questions and answers

Q1.	What is the Offer?

A1.

This Offer is a one-time, voluntary opportunity for eligible employees (defined above in "Terms used in this Offer") to exchange for new options certain outstanding stock options with exercise prices below the fair market value of our common stock at the start of this Offer (referred to as “underwater” stock options) granted under the 2015 Plan.

Q2.	Why are we making this Offer?

A2.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our eligible employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock (based on the current market price of our CDIs on ASX). These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. (See Section 3 of “The Offer” below.)

Q3.	Who may participate in this Offer?

A3.

You may participate in this Offer if you are an eligible employee. You are an “eligible employee” if you are an employee of AirXpanders located in the United States (including our executive officers other than our Chief Executive Officer) who holds eligible options as of the date the Offer commences, and remains an employee through the new option grant date; provided, however, that members of our board of directors will not be eligible to participate. (See Section 1 of “The Offer” below.)

Q4.	Which options are eligible for exchange?

A4.

All stock options, whether vested or unvested, to purchase shares of our common stock (i) were granted under the 2015 Plan (ii) have exercise prices below the fair market value of our common stock at the start of this Offer and (iii)are outstanding and unexercised as of the expiration date are eligible for exchange in the Offer. If a particular option expires after the commencement of this Offer, but before the expiration date, that option is not eligible for exchange.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold which will be provided to you by AirXpanders, including: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; whether the eligible option grant is an incentive stock option or nonstatutory stock option; the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the exchange ratio; the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you do not receive your personalized information regarding each eligible option grant that you hold, you may contact the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. (See Section 2 of “The Offer” below.)

Q5.	Are my options granted under the 2005 EIP eligible options?

A5.

No. Only options to purchase shares or our common stock granted under the 2015 Plan which was adopted on May 8, 2015 and became effective on June 12, 2015 can be eligible options. Accordingly, any options to purchase shares of our common stock that have a grant date prior to June 12, 2015 are not eligible options and are not eligible to be exchanged in the Offer. (See Section 2 of “The Offer” below.)

Q6.	Are there circumstances under which I would not be granted new options?

A6.

Yes. If, for any reason, you no longer continue to be an eligible employee through the new option grant date, you will not be an eligible employee and you will not be eligible to participate in the Offer. As a result, you will not receive any new options. Instead, you will keep your current options and those options will vest and expire in accordance with their original terms. Except as provided by any applicable law, your employment with AirXpanders will remain “at-will” regardless of your participation in the Offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 of “The Offer” below).

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC rules. However, we do not anticipate any such prohibitions as of the date of this Offer to Exchange. (See Section 14 of “The Offer” below.)

For purposes of your eligibility to participate in this Offer, your employment with AirXpanders will not be considered to have terminated while you are on a leave of absence that has been approved by AirXpanders.

Q7.	How do I participate in this Offer?

A7.

Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing this Offer. If you want to participate in the Offer, you must complete the election process following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. If you do not want to participate, then no action is necessary.

Elections via Electronic Email

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by AirXpanders, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officers office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by  that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Q8.	Am I required to participate in this option exchange?

A8.	No. Acceptance of this Offer and participation in the Offer is completely voluntary. (See Sections 2 and 14 of “The Offer” below.)

Q9.	How many shares will the new options I receive be exercisable for?

A9.

Subject to the terms of this Offer and our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase one share of our common stock.

For illustrative purposes only, assume that you are an eligible employee holding an eligible option grant covering 1,000 shares of our common stock. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 1,000 shares of our common stock. (See Section 2 of “The Offer” below.)

Q11.	Do I have to pay for my new options?

A11.

You do not have to make any payment to us to receive your new options. However, in order to exercise your new options and purchase any shares of our common stock subject to your new options, you will be required to pay the exercise price of your new options. Additionally, to the extent that we have a tax withholding obligation with respect to the new options, the tax withholding obligations will be satisfied in the manner specified in the 2015 Plan and the option agreement thereunder that will govern the terms of your new options. (See Section 9 of “The Offer” below.)

Q12.	What will be the exercise price of my new options?

A12.

The exercise price per share of all new options will be equal to the closing sales price of a share of our common stock as reported on ASX on the new option grant date, which is expected to be December 7, 2018. The closing sales price of a share of our common stock will be determined from the closing price of a CDI on ASX and adjusted to account for the conversion of CDIs into shares of common stock and converted into U.S. dollars based on the prevailing exchange rate on that date. We cannot predict the exercise price of the new options. (See Section 9 of “The Offer” below.)

Q13.	When will my new options vest and be exercisable?

A13.

All new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us through the applicable vesting dates, as follows:

•	25% of the new option will vest on the one year anniversary of the new option grant date.

•	1/48th of the new option shall vest monthly over the remaining thirty-six months.

•

If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events pursuant to an option agreement or other written agreement between you and AirXpanders, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer.

In all cases described above, vesting is subject to your continued service to us through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us. (See Section 9 of “The Offer” below.) The maximum term for the new options will be 10 years.

Q14.	If I participate in this Offer, do I have to exchange all of my eligible options?

A14.

No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible option grants which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 200 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock, no portion of which has been exercised, and (iii) an eligible option grant to purchase 2,000 shares of our common stock, no portion of which has been exercised, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 800 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants. (See Section 2 of “The Offer” below.)

Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to only the portion of eligible option beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this Offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 1,400 shares of our common stock, which excludes the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2 of “The Offer” below.)

Q16.	When will my exchanged options be cancelled?

A16.

Your exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be December 7, 2018, unless the offering period is extended. (See Section 6 of “The Offer” below.)

Q17.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?

A17.

Once your election has been accepted and your exchanged options have been surrendered and cancelled pursuant to the terms of the Offer, and upon the grant of any new options to you in the Offer, you will need to follow the same procedures that ordinarily apply to any AirXpanders option granted in the normal course. We expect that the new option grant date will be December 7, 2018. In order to vest in the shares of our common stock underlying the new option grant, you will need to remain an employee or service provider of AirXpanders through the applicable vesting dates, as described in Q&A 12. (See Section 1 of “The Offer” below.)

Q18.	When will I receive the new options?

A18.

We will grant the new options on the new option grant date. We expect the new option grant date will be December 7, 2018. If the expiration date is delayed, the new option grant date will be similarly delayed. If you are granted new options, we will provide you with your new option agreement under the 2015 Plan shortly after the new option grant date. (See Section 6 of “The Offer” below.)

Q19.	Can I exchange shares of AirXpanders common stock that I acquired upon a previous exercise of AirXpanders options?

A19.

No. This Offer relates only to outstanding AirXpanders options to purchase shares of our common stock. You may not exchange in this Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. (See Section 2 of “The Offer” below.)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.

Yes. Once we have accepted your exchanged options in the Offer, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the cancellation date. We expect that the cancellation date will be December 7, 2018. (See Section 6 of “The Offer” below.)

Q21.	Will the terms and conditions of my new options be the same as my exchanged options?

A21.

Many of the terms and conditions of your new options will remain the same as your exchanged options, and the terms and conditions that will change generally will not substantially and adversely affect your rights. Your new options will be granted under and subject to the terms and conditions of the 2015 Plan and a new option agreement between you and AirXpanders, which are the same documents that govern your eligible options. The 2015 Plan and current form of option agreement for stock option awards granted under the 2015 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov. Please see Section 9 of “The Offer” below for a fuller discussion of these differences.

Your new options will have a different exercise price (as discussed in Q&A 12), maximum term (as discussed in Q&A 12 and Section 6 of “The Offer” below), and vesting schedule (as discussed in Q&A 13). (See Section 9 of “The Offer” below.)

Q22.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?

A22.

If you choose not to participate, we do not receive your election by the deadline, or we do not accept your eligible options under this Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)

Q23.	How will we determine whether an eligible option has been properly tendered?

A23.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4 of “The Offer” below.)

Q24.	Will I have to pay taxes if I participate in the Offer?

A24.

If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the new option grant date. However, you normally will have taxable income when you exercise your new options and/or when you sell the shares you receive upon exercise. (See Section 15 of “The Offer” below.)

For all employees, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in this Offer. If you are a resident of or subject to the tax laws in more than one country (including a country other than the United States), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A25.

If your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options.

We recommend that you read the tax discussion in Section 15 of “The Offer” below and discuss the personal tax consequences of nonstatutory stock options and incentive stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 15 of “The Offer” below.)

Q26.	Will I receive a new option agreement if I choose to participate in the Offer?

A26.

Yes. All new options will be granted under, and subject to, the terms and conditions of the 2015 Plan and a new option agreement between you and AirXpanders under the 2015 Plan. The 2015 Plan and form of new option agreement under the 2015 Plan are incorporated by reference as exhibits to the Schedule TO filed with the SEC for this Offer and are available on the SEC website at www.sec.gov. (See Section 9 of “The Offer” below.)

Q27.	Are there any conditions to this Offer?

A27.

Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)

Q28.	If you extend or change the Offer, how will you notify me?

A28.

If we extend or change this Offer, we will issue an email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 16 of “The Offer” below.)

Q29.	Can I change my mind and withdraw from this Offer?

A29.

Yes. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be December 6, 2018, at 9:00 p.m., Pacific Time) and retain your eligible options under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)

Q30.	How do I change or withdraw my election?

A30.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018:

Elections via Electronic Email

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by AirXpanders, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officers office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by AirXpanders that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A31.

If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Offer, you may reelect to participate by submitting a new properly completed election via electronic email on or before the expiration date, in accordance with the procedures described in Q&A 29 and Section 4. (See also Q&A 7 and see Section 5 of “The Offer” below.)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.

No. Neither AirXpanders, nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your eligible options in this Offer may require consideration of various factors for many employees. Exchanging your eligible options does carry risk (see “Risks of participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your new options than from the eligible options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 3, Section 9 and Section 15 of “The Offer” below.)

Q33.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?

A33.

No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)

Q34.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?

A34.	You should direct questions about this Offer and requests for printed copies of this Offer to Exchange and other offer documents to the Chief Financial Officer’s office at:

AirXpanders, Inc.

3047 Orchard Parkway

San Jose, CA 95134

+1 650 390 9000 (Main)

Email: optionexchange@airxpanders.com

(See Section 11 of “The Offer” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer and acquiring and holding new options under the 2015 Plan involves a number of risks, including those described below. In addition, the risks described below are not the only risks facing AirXpanders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. The risks described below, as well as the risk factors in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 and most recent Quarterly Report on Form10-Q filed with the SEC, highlight some of the material risks of participating in this Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Offer, as well as the rest of this Offer to Exchange document, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer and our SEC report referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management.

Forward-looking statements include, but are not limited to, statements about:

•	the U.S. commercial market acceptance and U.S. sales of our product;

•	our ability or the ability of third-party contract manufacturer to build our product in sufficient quantities or at required quality standards to satisfy anticipated demand;

•	our ability to manufacture our product at a lower cost in order to generate positive gross margins;

•	our expectations with respect to our ability to further commercialize our product in other markets;

•	our ability to develop and commercialize new products including our ability to obtain or maintain reimbursement for our current or new products;

•	our expectations with respect to future regulatory submissions and approvals; and

•	our expectations with respect to the integrity or capabilities of our intellectual property positions.

Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Form 10-K and Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related to Participating in The Offer

New options granted to you in the Offer to Exchange will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise these options until they vest, and such vesting requires that you remain in the service of AirXpanders. If your service with us terminates for any or no reason, your unvested new options will expire automatically.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are already 100% vested. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us through each date your new options vest, you will not have the right to purchase all of the shares subject to those new options. Instead, the unvested portion of your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options. Nothing in the Offer should be construed to confer upon you the right to remain an employee of AirXpanders. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new option grant date or thereafter.

Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us terminates before part or all of your new options vest, you may not receive any value from the unvested portion of the new options.

The exercise price per share of the new options granted to you in the Offer to Exchange could be greater than the exercise price per share of the eligible options that you tender for exchange.

The exercise price per share of the new options granted to you, which will be equal to the closing sales price of our common stock as reported on ASX on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock, which is determined based on the price of our CDIs on the ASX, is volatile and our shares have traded at an equivalent per share price ranging between $0.17 and $0.29 during the three months ended September 30, 2018. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

The new options granted to you in the Offer to Exchange could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sales price of a share of our common stock as reported on ASX on the new option grant date (based on the closing price of a CDI and adjusted to account for the conversion of CDIs into shares of common stock and converted into U.S. dollars based on the prevailing exchange rate on that date). If the trading price of our common stock (which is determined based on the price of our CDIs on the ASX) decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

Tax-Related Risks

If you elect to exchange an eligible option that is an incentive stock option, the new option you receive in its place will be incentive stock options to the maximum extent under applicable tax law.

In the event you elect to exchange your eligible options in the Offer, to the extent such eligible options are incentive stock options, the new options you receive will be incentive stock options, unless restricted by federal tax law. If you hold an eligible option that currently qualifies as an incentive stock option, the holding period for such option will restart as of the new grant date, and a portion of your new option may not qualify as an incentive stock option. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 15 of the Offer to Exchange.

In addition, the U.S. Internal Revenue Code limits the annual benefit a single person may receive from incentive stock options, preventing more than $100,000 worth of incentive stock options from becoming exercisable for the first time in any one calendar year. Stock options tendered in a repricing count toward the $100,000 limit with respect to any portion of the option that did or would have first become exercisable in the year of repricing (but for the repricing). Further, the IRS rules treat the new option as a new option grant. Therefore, the portion of your incentive stock options that you currently possess that is exercisable for the first time in 2018 plus any new options that are first exercisable in 2018 (since your new options are counted as a new grant, any already vested portions of your repriced options will count as being first exercisable in 2018) will both be counted in determining the portion of your repriced options that exceeds the $100,000 limit. The fair market value of the shares pursuant to the “$100,000 Rule” is determined as of the grant date for each such option. To the extent more than $100,000 of options granted as incentive stock options first become exercisable in any calendar year, the options in excess of $100,000 are treated as nonstatutory stock options for U.S. tax purposes. Therefore, your new options will only be incentive stock options up to the $100,000 limit; any excess stock options will be treated as nonstatutory stock options.

If the Offer remains open for 30 or more calendar days and if you choose not to participate in this Offer, if you are a U.S. taxpayer employee you will be required to restart the holding period required to be eligible for favorable tax treatment in the future for your existing eligible options that are incentive stock options.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. Under the tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. This Offer is currently expected to remain open for 29 days. If we extend this Offer such that it is open for 30 days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (November 7, 2018) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (November 7, 2018) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 15 entitled “Material U.S. federal income tax consequences.”

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2018, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of AirXpanders located in the United States (including an executive officer other than our Chief Executive Officer) as of the date that the Offer commences, who holds an eligible option and remains an employee through the new option grant date; provided, however, that members of our board of directors will not be eligible employees. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

To receive a new option, you must remain employed by us or a successor entity through the new option grant date. For purposes of your eligibility to participate in this Offer, your employment with AirXpanders will not be considered to have terminated while you are on a leave of absence that has been approved by AirXpanders. If you do not satisfy all of the requirements of an eligible employee, you will keep your current eligible options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the new option grant date is expected to be December 7, 2018. Except as provided by any applicable law, your employment with us will remain “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain an employee or other service provider with us through each relevant vesting date.

2.	Participation in exchange; number of shares subject to new options; expiration date.

Subject to the terms and conditions of this Offer, we will accept for exchange eligible options to purchase shares of our common stock, granted under the 2015 Plan, that are outstanding as of the expiration of the Offer, held by eligible employees, and properly elected to be exchanged (and have not been validly withdrawn) on or before the expiration date. In order to be eligible, options must be outstanding and unexercised as of the expiration date. For example, if a particular option expires after the beginning of the offering period, but before the expiration date, that particular option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may pick and choose which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange. You may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares or our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 200 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 800 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you must accept this Offer with respect to only the portion of eligible option beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 1,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

New options

Subject to the terms of this Offer and upon our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be cancelled and you will be granted a new option to purchase the same number of shares of common stock.

Any new options granted to you will be subject to the terms and conditions of our 2015 Plan and a new option agreement to be entered into between you and AirXpanders. The 2015 Plan and form of new option agreement under the 2015 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this Offer will be 9:00 p.m., Pacific Time, on December 6, 2018, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3.	Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our personnel. Many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock (based on the price of our CDIs on the ASX). These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it can provide incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving AirXpanders;

•	Any purchase, sale or transfer of a material amount of our assets other than the sale of our inventory in the ordinary course of business;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any other material change in our corporate structure or business;

•	Our CDIs being delisted from the Australian Securities Exchange;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

With respect to any change in our present board of directors, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies, our Nomination and Remuneration Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nomination and Remuneration Committee considers the current size, potential increases in size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors and the qualifications and availability of persons whose service the board of directors believes would be in the best interests of the company. In connection with the upcoming 2019 annual meeting of stockholders, our Nomination and Remuneration Committee is actively engaged in discussions regarding such matters.

Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisers. You must make your own decision about whether to participate in this Offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options

Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing this Offer. If you want to participate in the Offer, you must complete the election process via the method outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. If you do not want to participate, then no action is necessary.

Elections via Electronic Mail

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by AirXpanders, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to eligible options;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officers office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 6, 2018, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on January 7, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the expiration date by following the procedures described in Section 5 below. This new election must be properly completed, signed (electronically or otherwise) and dated after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by AirXpanders that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 7, 2018.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between AirXpanders and you upon the terms and subject to the conditions of this Offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 7, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as AirXpanders does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018.

Proper election changes and withdrawals

Elections via Electronic Email

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by AirXpanders, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officers office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. Any options with respect to which you do not revise your election will be bound to your prior election. To obtain a paper election form, please contact the Chief Financial Officer’s office, by email at optionexchange@airxpanders.com or by phone at +1 650 282 8106.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Offer. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to AirXpanders on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise) and dated after your previously submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the AirXpanders Offer website, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by AirXpanders that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer”.)

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. In addition, as discussed in Sections 9 and 15 of this Offer to Exchange, if your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be December 7, 2018.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the first business day following the cancellation date. We expect the new option grant date to be December 7, 2018. All new options granted to you will be granted under our 2015 Plan and will be subject to a new option agreement between you and AirXpanders. Eligible employees may tender eligible options on or before the expiration date in order to receive the same number of new options. Shortly after the new option grant date, you will receive your new option agreement in the same manner as AirXpanders provides any AirXpanders options in the normal course. You should follow the same electronic procedures that ordinarily apply to any AirXpanders options granted to you in the normal course. Your new options will become exercisable if and when your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on the ASX,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in Australian financial markets generally, including, a material decline of the S&P/ASX Small Ordinaries Index from the date of commencement of this Offer,

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

•	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

•

A tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Australian Securities Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to AirXpanders that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

•	Amend the terms of this Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

Our CDIs, each representing one-third of one share of our Class A common stock, have been listed on the Australian Securities Exchange ("ASX") under the trading symbol “AXP” since June 22, 2015. Prior to such time there was no public market for our securities. There is no principal market in the U.S. for our CDIs or shares of our common stock. On November 5, 2018 (Australian Eastern Daylight time), the last closing sale price reported on the ASX for our CDIs was A$0.064 per CDI.

Our high and low sales prices on the ASX for the respective periods are shown below, both in Australian dollars per CDI and in U.S. dollars per share of common stock. All currency conversions are based on the prevailing Australian dollar to U.S. dollar exchange rate applicable on the relevant date as reported by the Reserve Bank of Australia.

	High per CDI	Low per CDI	High per share of common stock	Low per share of common stock
Period	(A$)	(A$)	(US$)	(US$)

Fiscal Year 2018:
First Quarter	0.61	0.33	1.82	0.98
Second Quarter	0.44	0.08	1.01	0.17
Third Quarter	0.14	0.08	0.29	0.17
Fourth Quarter (though November 2, 2018)	0.11	0.06	0.24	0.14

Fiscal Year 2017:
First Quarter	1.27	0.73	2.78	1.68
Second Quarter	0.93	0.65	2.14	1.49
Third Quarter	0.83	0.60	1.98	1.42
Fourth Quarter	0.83	0.65	1.96	1.48

You should evaluate current market quotes for our CDIs, among other factors, before deciding whether or not to accept this Offer. You can obtain the prevailing market price (in Australian dollars) of the CDIs on ASX at www.asx.com.au under the ASX code "AXP".

9.	Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered eligible options, you will receive the same number of new options. New options will be unvested as of the new option grant date and will be subject to a new vesting schedule as described below under “Vesting and Exercisability.”

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this Offer, options to purchase approximately 2,754,025 shares would be surrendered and cancelled, while new options covering approximately 2,754,025 shares of our common stock, or approximately 1.5% of the total shares of our common stock outstanding as of November 6, 2018, would be issued.

General terms of new options

All new options to be granted to you will be granted under, and subject to, the terms and conditions of our 2015 Plan and an option agreement between you and AirXpanders thereunder. The terms and conditions of the new options will generally be the same as the terms and conditions of the eligible options that you tendered for exchange except that the new options will have a different exercise price, a new maximum 10-year term, and a new vesting schedule. New options will be entirely unvested as of the new option grant date and will be subject to a new vesting schedule, regardless of whether your exchanged options were wholly or partially vested, as described below under “Vesting and exercisability.”

If your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options.

The following description summarizes the material terms of our 2015 Plan. Our statements in this Offer to Exchange concerning the 2015 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2015 Plan, and the form of option agreement for grants made under the 2015 Plan. The 2015 Plan and form of option agreement thereunder are incorporated by reference as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at AirXpanders, Inc., 3047 Orchard Parkway, San Jose, CA, 95134, Attention: Chief Financial Officer’s office (telephone: +1 650 390 9000), to receive a copy of the 2015 Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2015 Plan

Our 2015 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees (including our officers), directors and consultants. As of November 2, 2018, the maximum number of shares of our common stock subject to options currently outstanding under the 2015 Plan was approximately 3,913,413 shares. As of November 2, 2018, the maximum number of shares of our common stock available for future issuance under the 2015 Plan was approximately 5,241,071 shares. On the first day of each fiscal year of AirXpanders beginning with AirXpanders' fiscal year 2016, the number of shares of our common stock reserved for issuance under the 2015 Plan is increased on the first day of each calendar by an amount equal to 2.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year, subject to a cap equal to 10% of the fully diluted number of shares of capital stock of AirXpanders as of the same date. The next increase of the shares of our common stock reserved for issuance under the 2015 Plan is scheduled to occur on January 1, 2019. The 2015 Plan is administered by the board of directors, which we refer to in this Offer of Exchange as the administrator. Subject to the other provisions of the 2015 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The exercise price of an option granted under the 2015 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The vesting applicable to an option granted under the 2015 Plan generally is determined by the administrator in accordance with the terms of the 2015 Plan. Options granted under the 2015 Plan generally have a maximum term of 10 years after the date of grant. The new options granted pursuant to the terms and conditions of the Offer will have a maximum term of 10 years after the date of grant. The administrator may also institute and determine the terms and conditions of an exchange program.

Exercise price

The exercise price of an option granted under the 2015 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this Offer, new options will have a per share exercise price equal to 100% of the closing sales price of a share of our common stock on the ASX on the new option grant date. This will be determined from the closing price of a CDI and adjusted to account for the conversion of CDIs into shares of common stock and converted into U.S. dollars based on the prevailing exchange rate on that date. The new option grant date is expected to be December 7, 2018.

Vesting and Exercisability

The vesting applicable to an option granted under the 2015 Plan generally is determined by the administrator in accordance with the terms of the 2015 Plan. The new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the exchanged option was early exercisable. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us through the applicable vesting dates, as follows.

(i)	25% of the new option will vest on the one year anniversary of the new option grant date and
(ii)	1/48th of the new option shall vest monthly over the remaining thirty-six months.

In all cases described above, vesting is subject to your continued service to us through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us.

Adjustments upon certain events

Events occurring before the new option grant date

Although we are not anticipating any merger or acquisition of AirXpanders, if prior to the expiration of the Offer, we merge or consolidate with or are acquired by another entity, you may choose to change your election or withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2015 Plan, as applicable, and your current option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and applicable Plan, and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the Offer but we (or the successor entity) do not withdraw the Offer, then we (or the successor entity) will notify you of any material changes to the terms of the Offer or the new options, including any adjustments to the exercise price and number and type of shares that will be subject to the new options.

Under such circumstances, the type of security and the number of shares covered by your new options and the new options’ exercise price would, subject to the ASX Listing Rules, be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares of our common stock subject to the eligible options that you tendered for exchange or than the number of shares of our common stock that would have been subject to the new options and greater or lesser per share exercise price of your new options, had no acquisition occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Offer. Termination of your employment for this or any other reason before the new option grant date (which is the same calendar day as the expiration date) means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date

If we are acquired after your exchanged options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2015 Plan and the option agreement between you and AirXpanders thereunder, including any applicable country-specific appendix. Subject to the Plan and any agreement between you and AirXpanders, if we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. Subject to Plan and any agreement between you and AirXpanders, if such termination of employment or other service occurs shortly after the expiration date, then you may hold new options that are entirely unvested, and all unvested new options will expire on such termination date. Subject to the Plan and any agreement between you and AirXpanders, if your employment or other service with us terminates before part or all of your new options vest, you will not receive any value from the unvested part of your new options. If this termination of your employment or other service occurs shortly after the new option grant date and before you vest in any of your new options, you will forfeit your rights to your unvested new options as of the date of your termination of employment or other service and you will not receive any value from those new options.

In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of AirXpanders, or other change in our corporate structure affecting the shares of our common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will, subject to the ASX Listing Rules (as applicable), adjust the number and class of shares that may be delivered under the 2015 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2015 Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately prior to the effective date of such dissolution or liquidation. The administrator will notify award holders as soon as practicable prior to the effective date of such proposed liquidation or dissolution.

Our 2015 Plan provides that in the event of a merger of AirXpanders with or into another corporation or other entity or change in control of AirXpanders as described in the 2015 Plan, the administrator may take one of the following actions with respect to the stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the termination;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, if any, determined by our Board; or

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for a payment, in the form determined by our Board, equal to the excess, if any, of the value of the property the participant would have received upon the exercise of the stock awards immediately before the transaction over any exercise price payable by the participant in connection with the exercise.

The administrator will not be required to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

In the event of a change in control, awards granted under our 2015 Plan will not receive automatic acceleration of vesting and/or exercisability, although this treatment may be provided for in an award agreement or in any other written agreement between AirXpanders or any of its affiliates and the participant. Under our 2015 Plan, a change in control generally will be deemed to occur in the event of the occurrence of on any one or more of the following events:: (i) the acquisition by any person or entity of more than 50% of the combined voting power of our then outstanding stock; (ii) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; or (iv) a change in the majority of our incumbent Board as of the date the Plan was adopted that is not approved or recommended by a majority vote of the members of the incumbent Board then still in office.

Awards granted under the 2015 Plan may be subject to other terms set forth in a written agreement between the award holder and AirXpanders governing the terms of such awards in the event of a merger or other corporate transaction of AirXpanders, as described in such agreement.

Transferability of options

Unless determined otherwise by the administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such option, only by such holder. If the administrator makes an option transferable, such option will contain such additional terms and conditions as the administrator determines in its sole discretion.

Registration of shares underlying new options

All of the shares of AirXpanders common stock issuable upon exercise of new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of AirXpanders for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this Offer.

We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.

10.	ASIC Class Order Relief

This Option to Exchange is an “offer document” for the purpose of the Class Order and is issued in accordance with the Class Order.  The Class Order provides conditional relief from disclosure and licensing provisions of the Australian Corporations Act 2001 (Commonwealth of Australia) offers made to full-time or part-time employees and certain casual employees under an employee incentive scheme by a body listed on the ASX.

11.	Information concerning AirXpanders.

Our principal executive offices are located at 3047 Orchard Parkway, San Jose, CA, 95134, and our telephone number is +1 650 390 9000. Questions regarding this Option to Exchange should be directed to the Chief Financial Officer at AirXpanders at +1 650 282 8106.

AirXpanders, Inc. is a U.S. based medical device company whose principal business is to design, manufacture, sell and distribute medical devices used in two-stage breast reconstruction procedures following mastectomy. Our AeroForm Tissue Expander System (AeroForm) is a needle-free, patient-controlled tissue expander used in patients undergoing two-stage breast reconstruction following mastectomy prior to the insertion of a breast implant. AeroForm was granted its first CE mark in Europe in October 2012, was approved by Australia’s Therapeutic Goods Administration, or TGA, in Australia in October 2013, commenced its initial marketing release of AeroForm in Australia in January 2015, was granted its U.S. Food and Drug Administration, or FDA, de novo marketing authorization in December 2016 (as a Class II medical device), and commenced its initial marketing release of AeroForm in the U.S. in January 2017. After we received FDA de novo clearance for AeroForm, we submitted a 510(k) application for a materials change related to enhanced film material. This 510(k) was cleared by the FDA in April 2017. To date, we have been primarily engaged in developing and launching our initial product technology, completing clinical trials, building the manufacturing infrastructure to support commercialization efforts, recruiting key personnel and raising capital.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2017 and our quarterly report on Form 10-Q for our quarter ended September 30, 2018 are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

12.	Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and members of our board of directors as of November 2, 2018, is attached to this Offer to Exchange as Schedule A. Members of our board of directors are not eligible to participate in this Offer. Our executive officers, other than our Chief Executive Officer, may participate in this Offer. As of November 2, 2018, our only executive officer who is eligible to participate in this Offer (Mr Scott Murcray) held options unexercised and outstanding under our 2015 Plan to purchase a total of 950,598 shares of our common stock, which represented approximately 19.9% of the shares subject to all options outstanding under 2015 Plan as of that date. As of November 2, 2018, members of our board of directors (six persons) as a group held options unexercised and outstanding under our 2015 Plan to purchase a total of 786,235 shares of our common stock, which represented approximately 19.3% of the shares subject to all options outstanding under our 2015 Plan as of that date.

The Chief Executive Officer, Mr. Frank Grillo, holds options to purchase a total of 9,617,127 shares of our common stock outside of the 2015 Plan.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our 2015 Plan that are outstanding as of November 2, 2018. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under 2015 Plan, which was 4,782,751 shares as of November 2, 2018.

Name	Position	Number of shares covered by outstanding options granted under our equity plan	Percentage of total outstanding options under our equity plan
Frank Grillo	Director, President and Chief Executive Officer	-	-%
Scott Murcray	Chief Operating Officer and Chief Financial Officer	950,598	19.9%
Barry Cheskin	Director and Chairman of the Board	169,687	3.5%
Dennis Condon	Director	145,187	3.0%
Gregory Lichtwardt	Director	168,787	3.5%
Elizabeth Hammack	Director	133,787	2.8%
Zita Peach	Director	168,787	3.5%

Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the 60 days before and including November 2, 2018, except for the following:

Name of Reporting Person	Date of Transaction	Nature of Transaction(1)	Number of Shares	Disposition or Grant Price as Applicable
Frank Grillo	October 26, 2018	Grant of Options	9,617,217	$0.14
Barry Cheskin	October 25, 2018	Private Placement	299,010	$0.167

(1)	Approved by the stockholders on October 25, 2018 (Melbourne, Australia time), at a Special Meeting of Stockholders.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock and other stock awards granted from time to time pursuant to our 2015 Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

13.	Status of options acquired by us in the Offer; accounting consequences of the Offer.

Exchanged options that we acquire through the Offer will be cancelled and, to the extent they were granted under the 2015 Plan, the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2015 Plan, including any new options granted under the Offer. To the extent shares returning to the 2015 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2015 Plan participants without further stockholder action, except as required by applicable law or the ASX Listing Rules or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new options granted in the Offer. The incremental compensation will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for the exchanged options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new options will not be recognized. We also may incur incremental compensation expense resulting from fluctuations in our stock price between the time the exchange ratio were set before the Offer began, and when the exchange actually occurs on the date the Offer expires.

14.	Legal matters; regulatory approvals.

The exchange of options and issuance of new options as contemplated by the Offer was approved by stockholders at a Special Meeting of Stockholdersheld on October 25, 2018 (Melbourne, Australia time). A waiver from ASX Listing Rule 6.23.3 was also obtained in connection with this Offer.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any ASX listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition as of the date of this Offer to Exchange which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date, we will not grant any new options, and you will not receive any other benefit for the options you tendered.

15.	Material income tax consequences.

Material U.S. federal income tax consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New options

Eligible employees whose outstanding eligible options are exchanged for new options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

New options that are issued in exchange for eligible options that were incentive stock options will also be incentive stock options, unless federal tax rules limit this characterization, and new options that are issued in exchange for eligible options that were nonstatutory stock options will also be nonstatutory stock options.

Under the U.S. tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. This Offer currently is expected to remain open for less than 30 calendar days. However, the terms of the offer allow us to extend the expiration date (currently scheduled at 9:00 p.m., Pacific Time, on December 6, 2018) at our discretion which could result in the offer being open for 30 or more days. If you elect not to participate in the offer, in certain circumstances your existing options may be subject to unfavorable tax consequences. Should the offer remain open for 30 days or more and you choose not to participate in the offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Code. Such modified option will contain all of the prior terms of the existing option, except that the first day of the offer will be deemed to be the date of the grant of the option for purposes of determining whether the holding period described below satisfied. As a result, in order for you to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, then under current law, the excess of the sale price of the shares over the exercise price of the option will be treated as long-term capital gain.

Incentive stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may affect an option holder’s alternative minimum taxable income. Upon exercise of an incentive stock option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the incentive stock option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Nonstatutory stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the excess of the fair market value of the shares subject to the option on the date of exercise and the exercise price of the option generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the exercised shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year. The holding period for the shares generally will begin on the date of exercise. The amount of such gain or loss will be the difference between (i) the amount realized upon the sale or exchange of the shares and (ii) the fair market value of the shares at the time the ordinary income was recognized.

If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which income and payroll tax withholding will be required.

We recommend that you consult your tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer.

16.	Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the cancellation date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this Offer or the consideration being offered by us for the eligible options in this Offer, the Offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

●	Our annual report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), filed with the SEC on February 28, 2018;

●	The information specifically incorporated by reference in the Form 10-K from our proxy statement filed on Schedule 14A, filed with the SEC on April 30, 2018;

●	Our quarterly report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 3, 2018;

●	Our quarterly report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on July 31, 2018;

●	Our quarterly report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on October 31, 2018;

●

Our current reports on Form 8-K filed with the SEC on February 20, 2018, April 9, 2018 (other than Item 2.02), April 11, 2018, April 20, 2018, May 2, 2018, May 23, 2018, June 12, 2018, and August 8, 2018;  and

●	The description of our common stock contained in our Form 10/A, filed on July 17, 2017, including any amendment or report filed for the purpose of updating such description.

These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at the offices of the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to the Chief Financial Officer’s office at AirXpanders, Inc., 3047 Orchard Parkway, San Jose, CA, 95134, or telephoning at +1 650 282 8106.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

19.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017, is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2017. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange titled “Additional information.”

We had a book value per share of $0.03 on December 31, 2017 (calculated using the book value as of December 31, 2017, divided by the number of outstanding shares of our common stock as of December 31, 2017).

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read these ratios in connection with our financial statements and accompanying notes, and our annual report on Form 10-K for the period ended December 31, 2017, incorporated by reference in this Offer to Exchange.

	Fiscal Year Ended December 31,
	2016	2017
Ratio of earnings to fixed charges	*	*

*	The Company operated at deficits and, as such, earnings are inadequate to cover fixed charges.

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net loss before benefit from income taxes. Fixed charges consist of interest expenses and amortization of capitalized debt issuance costs. In 2017, for the periods presented above, we did not have outstanding preferred securities and therefore were not required to pay any preferred security dividends. In the years ended December 31, 2016 and 2017, earnings were insufficient to cover fixed charges by $X million and $Y million, respectively.

20.	Miscellaneous.

This Offer is made in the United States only. We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. We have not authorized anyone to provide you with information regarding the Offer or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange or documents to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

AirXpanders, Inc.

November 7, 2018

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF AIRXPANDERS, INC.

The executive officers and directors of AirXpanders, Inc. as of November 2, 2018, are set forth in the following table:

Name	Position and Offices Held
Frank Grillo	Director, President and Chief Executive Officer
Scott Murcray	Chief Operating Officer and Chief Financial Officer
Barry Cheskin	Director and Chairman of the Board
Dennis Condon	Director
Gregory Lichtwardt	Director
Elizabeth Hammack	Director
Zita Peach	Director

The address of each executive officer and director is: c/o AirXpanders, Inc., 3047 Orchard Parkway, San Jose, CA, 95134. Our executive officers other than our Chief Executive Officer are eligible to participate in this Offer. Members of our board of directors are not eligible to participate in this Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF AIRXPANDERS, INC.

Selected Financial Data

The following selected financial data should be read in conjunction with our audited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018, which is incorporated herein by reference. Our summary statements of operations data for the years ended December 31, 2017 and 2016 and the selected balance sheet data as of December 31, 2017 and 2016 are derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Our summary statements of operations data for the nine months ended December 31, 2018 and 2017 and the selected balance sheet data as of September 30, 2018 are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on October 31, 2018. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and related notes.

	Nine Months Ended September 30,		Years Ended December 31,
	(in thousands, except share and per share data)
	2018	2017	2017	2016
Consolidated Statements of Operations:	(unaudited)	(unaudited)
Net revenue	$5,790	$2,116	$3,906	$570
Cost of goods sold	9,848	6,363	9,190	4,543
Gross loss	(4,058)	(4,247)	(5,284)	(3,973)
Operating expenses:
Research and development	3,505	6,329	8,726	7,164
Selling, general and administrative	12,260	10,586	14,393	7,986
Total operating expenses	15,765	16,915	23,119	15,150
Operating loss	(19,823)	(21,162)	(28,403)	(19,123)
Other expense (income):
Interest expense	1,478	328	796	249
Other expense (income), net	128	(172)	(217)	50
Total other expense (income), net	1,606	156	579	299
Operating loss before income tax provision	(21,429)	(21,318)	(28,982)	(19,422)
Provision for income taxes	-	1	1	1
Net loss	$(21,429)	$(21,319)	$(28,983)	$(19,423)

Net loss per common share: basic and diluted	$(0.20)	$(0.23)	$(0.31)	$(0.26)

Weighted-average number of common shares used in computing net loss per common share: basic and diluted	106,199	93,104	93,544	74,794

B-1

	September 30,	December 31,
	2018	2017	2016
	(in thousands)
Consolidated Balance Sheet Data:	(unaudited)
Cash, cash equivalents and short-term investments	$14,320	$22,590	$11,477
Working capital	$20,355	$26,897	$10,206
Total assets	$30,266	$37,325	$15,529
Long-term debt, including current portion	$14,822	$14,624	$1,195
Total liabilities	$20,666	$20,489	$3,360
Total stockholders' equity	$9,600	$16,836	$12,169